Exhibit 4.1
AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of September 27, 2012 by and among Meritage Homes Corporation, a corporation duly organized and existing under the laws of Maryland and having its principal office at 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255 (the “Company”), Wells Fargo Bank, National Association, a national banking association duly organized and existing under the laws of the United States and having a corporate trust office at 707 Wilshire Blvd., Los Angeles, California 90017 (“Successor Trustee”) and HSBC Bank USA, National Association, a national banking association duly organized and existing under the laws of the United States and having a corporate trust office at 8 East 40th Street, New York, New York 10016 (“Resigning Trustee”).
RECITALS:
WHEREAS, there are currently $99,825,000 aggregate principal amount of the Company’s 7.731% Senior Subordinated Notes due 2017 (the “Securities”) outstanding under an Indenture, dated as of February 23, 2007, by and between the Company and Resigning Trustee (the “Indenture”);
WHEREAS, the Company appointed Resigning Trustee as the trustee (the “Trustee”), registrar (the “Registrar”) and paying agent (the “Paying Agent”) under the Indenture;
WHEREAS, Section 7.07(2) of the Indenture provides that the Trustee may at any time resign with respect to the Securities by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;
WHEREAS, Section 7.07(4) of the Indenture provides that, if the Trustee shall resign, the Company, by a Board Resolution, shall promptly appoint a successor Trustee;
WHEREAS, Section 7.08 of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor Trustee;

WHEREAS, the Resigning Trustee has given written notice to the Company that it is resigning as Trustee, Registrar and Paying Agent under the Indenture;
WHEREAS, the Company desires to appoint Successor Trustee as successor Trustee, Registrar and Paying Agent to succeed Resigning Trustee in such capacities under the Indenture; and
WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Registrar and Paying Agent under the Indenture;
NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

THE RESIGNING TRUSTEE
1.1    Pursuant to Section 7.07(2) of the Indenture, Resigning Trustee has by letter notified the Company that Resigning Trustee is resigning as Trustee, Registrar and Paying Agent under the Indenture.
1.2    Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	The Indenture, and each amendment and supplemental indenture thereto, if any, was validly and lawfully accepted by the Resigning Trustee and is in full force and effect.

(b)
No covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(c)
To the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, there is no action, suit or proceeding pending or threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indenture.

(d)	As of the effective date of this Agreement, Resigning Trustee will hold no moneys or property under the Indenture.

(e)
As of the effective date hereof, $99,825,000 aggregate principal amount of Securities are outstanding and interest has been paid through the most recent date on which interest is required to be paid in accordance with the terms of such Securities.

(f)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)
Without independent investigation, no responsible officer of the Resigning Trustee’s corporate trust department has received notice from the Company or any Holder that a default or Event of Default has occurred and is continuing, and no responsible officer of the Resigning Trustee’s corporate trust department has actual knowledge that a default or Event of Default has occurred and is continuing under the Indenture.

1.3    Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers, trusts, privileges, immunities, duties and obligations of the Trustee under the Indenture, including, without limitation, all of its rights to, and all of its security interests in and liens upon, the collateral, if any, and all other rights of Resigning Trustee with respect to the collateral, if any, pursuant to the transaction documents. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers, trusts, privileges, immunities, duties and obligations hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Registrar and Paying Agent.
1.4    Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto.
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THE COMPANY
2.1    The Company hereby accepts the resignation of Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture.
2.2    The Company hereby appoints Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture to succeed to, and hereby vests Successor Trustee with, all the rights, powers, trusts, privileges, immunities, duties and obligations of Resigning Trustee under the Indenture with like effect as if originally named as Trustee, Registrar and Paying Agent in the Indenture.
2.3    Promptly after the effective date of this Agreement, the Company shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Securities in accordance with the provisions of Section 7.07(5) of the Indenture.
2.4    The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Maryland.

(b)
The Indenture, and each amendment or supplemental indenture thereto, if any, was validly and lawfully executed and delivered by the Company and is in full force and effect and the Securities were validly issued by the Company.

(c)
The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

(e)
No covenant or condition contained in the Indenture has been waived by the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)
There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture.

(g)
The Company has, by a resolution which was duly adopted by the Board of Directors of the Company, and which is in full force and effect on the date hereof, authorized certain officers of the Company to: (a) accept Resigning Trustee’s resignation as Trustee, Registrar and Paying Agent under the Indenture; (b) appoint Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture; and (c) execute and deliver such agreements, including, without limitation, this Agreement and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Registrar and Paying Agent under the Indenture. Furthermore, this Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)	All conditions precedent relating to the appointment of Wells Fargo Bank, National Association as successor Trustee under the Indenture have been complied with by the Company.
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THE SUCCESSOR TRUSTEE
3.1    Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

(a)	Successor Trustee is not disqualified under the provisions of Section 7.01 and is eligible under the provisions of Section 7.01 of the Indenture to act as Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
3.2    Successor Trustee hereby accepts its appointment as successor Trustee, Registrar and Paying Agent under the Indenture and accepts the rights, powers, trusts, privileges, immunities, duties and obligations of Resigning Trustee as Trustee, Registrar and Paying Agent under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Registrar and Paying Agent under the Indenture.
3.3    References in the Indenture to “Principal Office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at 707 Wilshire Blvd., Los Angeles, California 90017.
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MISCELLANEOUS
4.1    Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
4.2    This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on September 27, 2012.
4.3    This Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Resigning Trustee may have incurred in connection with its serving as Trustee, Paying Agent or Registrar under the Indenture or an assumption by Successor Trustee of any liability of Resigning Trustee arising out of a breach by Resigning Trustee prior to its resignation of its duties under the Indenture. The Company acknowledges that the indemnity from it to the Trustee under Section 7.06 of the Indenture applies to any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees and disbursements of its counsel) asserted or arising against Successor Trustee at any time after the date hereof arising out of any action (or failure to act) of Resigning Trustee in connection with its serving as Trustee, Paying Agent or Registrar under the Indenture or allegations based upon any such action (or failure to act), which Successor Trustee may suffer or incur as a result of its accepting appointment and acting as Trustee, Paying Agent or Registrar under the Indenture, including the costs and expenses of Successor Trustee incurred in defending itself against any such claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.
4.4    Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee in its capacity as Trustee, Registrar and Paying Agent under Section 7.06 of the Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee, Registrar and Paying Agent in accordance with the provisions of the Indenture. This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. The Company acknowledges its obligation set forth in Section 7.06 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).
4.5    The parties hereto agree to take reasonable action to confirm, evidence and perfect Successor Trustee’s rights in, or with respect to, the collateral, if any, pursuant to the transaction documents.
4.6    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
4.7    This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
4.8    The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. The Company agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.
4.9    This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.
4.10    The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.
4.11    Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Company:

Meritage Homes Corporation
17851 N. 85th Street
Suite 300
Scottsdale, Arizona 85255
Attention:    Chief Financial Officer
Facsimile:    480.998.9178
Email:    Larry.Seay@meritagehomes.com
If to Resigning Trustee:

HSBC Bank USA, National Association
8 East 40th Street
New York, New York 10016
Attention: Corporate Trust and Loan Agency
Facsimile: 212-525-1300
Email: ignazio.x.tamburello@us.hsbc.com

If to Successor Trustee:
Wells Fargo Bank, National Association
707 Wilshire Blvd.
Los Angeles, California 90017
Attention: Corporate, Municipal and Escrow Services
Facsimile: 213-614-3355
Email: madeliena.j.hall@wellsfargo.com

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

MERITAGE HOMES CORPORATION

By: /s/ Larry W. Seay
Name: Larry W. Seay Title: Chief Financial Officer

HSBC BANK USA, NATIONAL ASSOCIATION,
as Resigning Trustee

By: /s/ Ignazio Tamburello
Name: Ignazio Tamburello Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Successor Trustee

By: /s/ Maddy Hall
Name: Maddy Hall Title: Vice President

EXHIBIT A
Documents to be delivered to Successor Trustee

1.	Executed copy of Indenture and each amendment and supplemental indenture thereto.

2.	File of closing documents from initial issuance.

3.	Collateral, if any, and related documents.

4.	Copies of the most recent of each of the SEC reports delivered by the Company pursuant to Section 4.02 of the Indenture.

5.	A copy of the most recent compliance certificate delivered pursuant to Section 4.04 of the Indenture.

6.
Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

7.	List of any documents which, to the knowledge of Resigning Trustee, are required to be furnished but have not been furnished to Resigning Trustee.

8.	All unissued Security inventory and global notes.

9.	Securities debt service records and conversion records.

EXHIBIT B
[MERITAGE LETTERHEAD]
NOTICE
To the Holders of:

7.731% Senior Subordinated Notes due 2017	CUSIP # 59001AAL6

of Meritage Homes Corporation

NOTICE IS HEREBY GIVEN, pursuant to Section 7.07(5) of the Indenture (the “Indenture”), dated as of February 23, 2007, by and between Meritage Homes Corporation and HSBC Bank, USA, National Association (as successor trustee to Wells Fargo Bank, National Association), as Trustee, that HSBC Bank USA, National Association has resigned as trustee, registrar and paying agent under the Indenture.
Pursuant to Section 7.08 of the Indenture, Wells Fargo Bank National Association, a national banking association, duly organized and existing under the laws of the United States, has accepted appointment as trustee, registrar and paying agent under the Indenture. The address of the designated corporate trust office of the successor Trustee is 919 North Market Street, Suite 1600, Wilmington, Delaware 19801.
HSBC Bank USA, National Association’s resignation as trustee, registrar and paying agent and Wells Fargo Bank National Association’s appointment as successor trustee, registrar and paying agent were effective as of the opening of business on September ___, 2012.
Dated:
September ___, 2012
MERITAGE HOMES CORPORATION